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[LETTERHEAD OF STRATEGIC GROWTH INTERNATIONAL, INC.]

March 14, 2000


Mr. Gary Valinoti
President and CEO
Jag Notes.Com
1415 Wyckoff Road, 2nd Floor
Farmingdale, NJ 07727

Dear Mr. Valinoti:

This letter will serve as an agreement between JagNotes.com ("the Company") and Strategic Grown International, Inc. ("SGI").

DUTIES
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As Investor Relations Consultants, SGI will:

         a) Consult with the management of the Company on Investor Relations aspects of shareholder communications, including arranging and conducting meetings with the professional investment community and investor groups; communicating the corporate message to specified audiences, and enhancing relations with security analysts and the financial press.

         b) Help develop and implement a comprehensive Investor Relations program. The program will be designed to achieve results-oriented goals and objectives.

         c) Provide professional staff services as may be reasonably required to help the Company carry out its programs and objectives.

The scope of SGI's services shall not include any activities related to or regarding the raising of funds. Such activities, if any, shall be subjected to a separate agreement.

LIABILITY
---------
The Company agrees to indemnify and hold harmless SGI from and against any and all losses, claims, damages, expenses or liabilities which SGI may incur based upon information, representations, reports or data furnished by the Company to the extent that such material is furnished, prepared or approved by Jag Notes.com for use by SGI.

OUT OF POCKET EXPENSES
----------------------
The Company will reimburse SGI for all reasonable out-of-pocket disbursements, including travel expenses, made in the performance of its duties under this agreement. Items, such as luncheons with the professional investment community, graphic design and printing, postage, long distance telephone calls, etc., will be billed as incurred.
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Mr. Gary Valinoti
JagNotes.Com
March 14, 2000


RECORDS AND RECORDING KEEPING
-----------------------------
SGI will maintain accurate records of all out-of-pocket expenditures incurred on behalf of the Company. Authorization for projects and operating activities with a cost outstanding $500 will be obtained in advance before commitments are made.


TERMS OF PAYMENT
----------------
Billing will be done monthly for the coming month, with the first month payable in advance. Expenses and charges will be included in the following month's bill.

Payment is due within ten (10) days upon receipt of invoice.


SERVICE FEES
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The Company will pay SGI a monthly retainer fee of $8,000 for services under this agreement. The monthly retainer shall commence on March 14, 2000 and extend for 12 months.

In addition, immediately upon execution of this agreement, the Company agrees to grant SGI an option to purchase 500,000 shares of the Company's common stock at $3.50 per share. Such options will be of a five year duration, and will have piggy-back registration rights for one year with respect to the options with demand registration rights after one year, and will be subject to non-dilution provisions and may be transferred in whole or in part to one or more officers of the Company. Such options will be vested immediately.


TERMS OF AGREEMENT
------------------
This agreement is to extend from March 14,000 for a period of 12 months.

The Company shall have the right to terminate this Agreement on September 14, 2000 by providing 30 days prior written notice. Upon such termination, the Company shall have the right to rescind 200,000 of the 500,00 options.

This agreement shall be governed by and subject to the jurisdiction of and law of New York State.

Please confirm agreement to the above by endorsing all three (3) copies and returning two (2) copies to SGI.


AGREED TO AND ACCEPTED BY:


/s/ Illegible                             /s/ Illegible
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JagNotes.Com                              Strategic Growth International